                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            HERSHA HOSPITALITY TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           Hersha Hospitality Trust

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 31, 2001
________________________________________________________________________________

     The annual meeting of the shareholders (the "Annual Meeting") of Hersha Hospitality Trust (the "Company"), will be held at the offices of Hunton & Williams at 951 East Byrd Street, Richmond, Virginia on Thursday May 31, 2001, at 10:00 a.m., Eastern Standard Time, for the following purposes:

     (1) To elect Class II Trustees to serve until the Annual Meeting of shareholders in 2003; and

     (2) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Only shareholders of the Company of record as of the close of business on March 28, 2001, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the nominees for election to the Board of Trustees of the Company.

     In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person, you may vote personally on all matters brought before the Annual Meeting even if you have previously returned your proxy.


                                    BY ORDER OF THE BOARD OF TRUSTEES

                                    /s/ Kiran P. Patel
                                    Kiran P. Patel
                                    Secretary

April 13, 2001

                           HERSHA HOSPITALITY TRUST

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Trustees of Hersha Hospitality Trust (the "Company") for use at the annual meeting of shareholders to be held on May 31, 2001 ("Annual Meeting") and at any adjournments thereof. The mailing address of the principal executive offices of the Company is 148 Sheraton Drive, Box A, New Cumberland, Pennsylvania 17070. This Proxy Statement and the Proxy Form, Notice of Meeting and the Company's annual report to shareholders, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 13, 2001.

                                   THE PROXY

     The solicitation of proxies is being made primarily by the use of the mailings. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph or personally by officers and employees of the Company, will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or by attending the meeting and voting in person. The proxy will be voted as specified by the shareholder in the spaces provided on the Proxy Form or, if no specification is made, it will be voted for the election of all of the nominees as trustees. In voting by proxy in regard to the election of the trustees, shareholders may vote in favor of the nominees, withhold their votes as to the nominees or withhold their votes as to a specific nominee.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

     Each outstanding Priority Class A common share of beneficial interest, $.01 par value (a "Priority Common Share"), and each outstanding Class B common share of beneficial interest, $.01 par value (a "Class B Common Share" and, together with the Priority Common Shares, the "Shares") is entitled to one vote. Cumulative voting is not permitted. Only shareholders of record at the close of business on March 28, 2001 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the close of business on March 28, 2001, the Company had outstanding 2,275,000 Priority Common Shares and no Class B Common Shares. The Priority Common Shares and the Class B Common Shares vote together as a class on all matters being submitted to shareholders at the Annual Meeting.

     No specific provisions of the Company's Declaration of Trust or the Company's Bylaws address the issue of abstentions or broker non-votes. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. However, brokers or nominees holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner with respect to voting on certain proposals. In such cases, absent specific voting instructions from the beneficial owner, the broker may not vote on these proposals. This results in what is known as a "broker non-vote." A "broker non-vote" has the effect of a negative vote when a majority of the shares outstanding and entitled to vote is required for approval of a proposal, and "broker non-votes" will not be counted as votes cast but will be counted for the purpose of determining the existence of a quorum. Because the election of trustees is a routine matter for which specific instructions from beneficial owners will not be required, no "broker non-votes" will arise in the context of the election of trustees.

                        REPORTS OF BENEFICIAL OWNERSHIP

     Under federal securities laws, the Company's trustees and executive officers are required to report their ownership of the Common Shares and any changes in ownership to the Securities and Exchange Commission (the "SEC"). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that during 2000 its officers and trustees complied with all applicable filing requirements.

                    OWNERSHIP OF THE COMPANY'S COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of Shares by each of our trustees, each executive officer and all trustees and executive officers as a group as of March 28, 2001. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The number of shares includes shares that may be issued at the option of the Company upon the redemption of non-voting units of limited partnership interest ("Units") in Hersha Hospitality Limited Partnership, a Virginia limited partnership through which the Company owns its interest in hotels (the "Partnership").

                                       Number of Shares           Percent of
Name of Beneficial Owner             Beneficially Owned(1)         Class(1)
------------------------             --------------------          -------
Hasu P. Shah                             735,638(2)                24.4%
Bharat C. Mehta                          841,662(2)                27.0%
K.D. Patel                               493,369(2)                17.8%
Rajendra O. Gandhi                       433,733(3)                16.0%
Kiran P. Patel                           335,855(4)                12.9%
Ashish R. Parikh                           1,250(5)                  (6)
L. McCarthy Downs                         71,111(7)                 3.0%
Everette G. Allen, Jr.                    45,000(5)                 2.0%
Thomas S. Capello                          3,000(5)                  (6)
Mark R. Parthemer                          1,000(5)                  (6)
Total for all Officers and Trustees      2,961,618                 57.3%
  (10 persons)                           =========                 ====


______________________________________

(1) The number of outstanding Priority Common Shares at March 28, 2001 was 2,275,000. Assumes (i) that all Units held by such person or group of persons are redeemed for Class B Common Shares; (ii) conversion of the Class B Common Shares into Priority Common Shares on a one-for-one basis; and (iii) that all warrants held by such person are exercised for Priority Common Shares. The total number of shares outstanding used in calculating the percentage assumes that none of the Units or warrants held by other persons are redeemed for Class B Common Shares or exercised for Priority Common Shares, respectively. Units generally are not redeemable for Class B Common Shares until at least one year following the acquisition of our hotels. Class B Common Shares automatically will be converted into Priority Common Shares upon the earlier of (i) the date that is 15 trading days after the Company sends notice to the holders of the Priority Common Shares that their priority period with respect to dividends and liquidation will terminate in 15 trading days, provided that the closing bid price of the Priority Common Shares is at least $7.00 on each trading day during the 15-day period, or (ii) January 26, 2004.
(2)  Represents Units owned by such person.
(3)  Represents 375 Priority Common Shares and 433,358 Units owned by Mr.
     Gandhi.
(4)  Represents 6,300 Priority Common Shares and 329,555 Units owned by Mr.
     Patel.
(5)  Priority Common Shares that such person has advised us he purchased.
(6)  Owns less than 1% of the Priority Common Shares.
(7) Represents 10,000 Priority Common Shares owned by Mr. Downs and 61,111 Priority Common Shares that Mr. Downs has that right to acquire for a price of $9.90 per share upon the exercise of warrants granted to Mr. Downs in connection with the Company's initial public offering.

                   BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

     Certain information regarding our trustees and executive officers is set forth below.

     Name                                       Age          Position
     ----                                       ---          --------
     Hasu P. Shah (Class II)                    56           Chairman of the Board, Chief Executive
                                                             Officer and Trustee

     Ashish R. Parikh                           31           Chief Financial Officer

     Kiran P. Patel                             52           Secretary

     Rajendra O. Gandhi                         52           Treasurer

     K.D. Patel (Class II)                      57           Trustee

     L. McCarthy Downs, III (Class II)          48           Trustee

     Michael A. Leven (Class II)                63           Nominee

     Everette G. Allen, Jr. (Class I)           60           Independent Trustee

     Thomas S. Capello (Class I)                57           Independent Trustee

     Mark R. Parthemer (Class I)                39           Independent Trustee

                      PROPOSAL ONE - ELECTION OF TRUSTEES

     The Company's Declaration of Trust divides the Board of Trustees into two classes. Each Trustee in Class I is serving a term expiring at the 2002 annual meeting of shareholders and each Trustee in Class II is serving a term expiring at the Annual Meeting. Generally, one full class of trustees is elected by the shareholders of the Company at each annual meeting. Bharat C. Mehta has elected not to stand for reelection as a Class II Trustee. With the exception of Michael
A. Leven, each of the nominees presently is serving as a Class II Trustee.

     If any nominee becomes unavailable or unwilling to serve the Company as a Trustee for any reason, the persons named as proxies in the Proxy Form are expected to consult with management of the Company in voting the shares represented by them. The Board of Trustees has no reason to doubt the availability of any nominee, and each has indicated his willingness to serve as a trustee of the Company if elected.

     The Company's bylaws provide that a shareholder of record both at the time of the giving of the required notice set forth in this sentence and at the time of the Annual Meeting entitled to vote at the Annual Meeting may nominate persons for election to the Board of Trustees by mailing written notice to the Secretary of the Company not less than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, or if the Company has not previously held an annual meeting, notice must be received not earlier than 90 days prior to the announcement of the annual meeting. The shareholder's notice must set forth (i) as to each person whom the shareholder proposes to nominate for election as a trustee, all information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Trustees; (ii) the consent of each nominee to serve as a trustee of the Company if so elected; (iii) the name and address of the shareholder and of each person to be nominated; and (iv) the number of each class of securities that are owned beneficially and of record by the shareholder.

                  NOMINEES FOR ELECTION AS CLASS II TRUSTEES
                           (TERMS EXPIRING IN 2003)

     Hasu P. Shah has been the Chairman of the Board and CEO of the Company since its inception in 1998. Mr. Shah also is the President and CEO of Hersha Enterprises, Ltd. (a real estate management and development company) and has held that position since its inception in 1984. He started Hersha Enterprises, Ltd. with the purchase of the 125-room Quality Inn Riverfront in Harrisburg, Pennsylvania, which he converted to a 117-room Holiday Inn Express. Recently the "Central Penn Business Journal" honored Hersha Enterprises, Ltd. as one of the Fifty Fastest Growing Companies in 1997 in central Pennsylvania. His interest in construction and renovations of hotels initiated the development of Hersha Construction Company for the construction and renovation of new properties and Hersha Hotel Supply Company to supply furniture, fixtures and equipment supplies to the properties. Mr. Shah and his wife, Hersha, are active members of the community. Mr. Shah serves on the Board of Trustees of several organizations including the Pennsylvania State University Capital Campus in Harrisburg, Pennsylvania, the Harrisburg Foundation, Human Enrichment by Love and Peace (H.E.L.P.), the Capital Region Chamber of Commerce and the Vraj Hindu Temple. Mr. Shah received a Bachelors of Science degree in Chemical Engineering from Tennessee Technical University and obtained a Masters degree in Administration from Pennsylvania State University.

     L. McCarthy Downs, III, is Chairman of the Board for Anderson & Strudwick Investment Corporation, the parent company of Anderson & Strudwick Inc., the underwriter of our initial public offering. He has been the manager of the firm's Corporate Finance department since 1990 and has been involved in several public and private financings for REITs. Prior to 1990, Mr. Downs was employed by another investment banking and brokerage firm for seven years. Mr. Downs has served on the Board of Trustees since the Company's initial public offering in January 1999. Mr. Downs received a Bachelor of Science degree in Business Administration from The Citadel and obtained an M.B.A. from The College of William and Mary.

     K.D. Patel has been a principal of Hersha Enterprises, Ltd. since 1989. Mr. Patel currently serves as the President of the lessee of all our hotels. He has received national recognition from Holiday Inn Worldwide for the successful management of Hersha's Holiday Inn Express Hotels. In 1996, Mr. Patel was appointed by Holiday Inn Worldwide to serve as an advisor on its Sales and Marketing Committee. Prior to joining Hersha Enterprises, Ltd., Mr. Patel was employed by Dupont Electronics in New Cumberland, Pennsylvania from 1973 to 1990. He is a member of the Board of Trustees of a regional chapter of the American Red Cross and serves on the Advisory Board of Taneytown Bank and Trust. Mr. Patel has served on the Board of Trustees since the Company's initial public offering in January 1999. Mr. Patel received a Bachelor of Science degree in Mechanical Engineering from the M.S. University of India and a Professional Engineering License from the Commonwealth of Pennsylvania in 1982.

     Michael A. Leven is the Chairman and Chief Executive Officer of US Franchise Systems, Inc. (USFS), which franchises the Microtel, Hawthorn and Best Inns & Suites hotel brands. Prior to forming USFS in 1995, he was president and chief operating officer of Holiday Inn Worldwide. During his five-year tenure, the new Holiday Inn Express brand grew from zero to 330 open hotels, with a backlog of approximately 500 units. From 1985 to 1990, Mr. Leven was president of Days Inn of America. Mr. Leven led the company through a reorganization resulting in growth from a 225-unit regional chain to one of the largest brands in the world with over 1,000 open units and 400 signed franchise agreements. Mr. Leven is a co-founder of the Asian American Hotel Owners Association (AAHOA) which now has over 7,000 members. Mr. Leven is a trustee of National Realty Trust, The Marcus Foundation and The Chief Executive Leadership Institute. Mr. Leven holds a Bachelor of Arts from Tufts University and a Master of Science from Boston University.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE IN FAVOR OF EACH OF THE CLASS II TRUSTEE NOMINEES

                               CLASS I TRUSTEES
                           (TERMS EXPIRING IN 2002)

     Thomas S. Capello is a Private Investor and a Consultant specializing in Strategic Planning, Mergers and Acquisitions. From 1988 to 1999, Mr. Capello was the President, Chief Executive Officer and Director of First Capitol Bank in York, Pennsylvania. From 1983 to 1988, Mr. Capello served as Vice President and Manager of the Loan Production Office of The First National Bank of Maryland. Prior to his service at The First National Bank of Maryland, Mr. Capello served as Vice President and Senior Regional Lending Officer at Commonwealth National Bank and worked at the Pennsylvania Development Credit Corporation. Mr. Capello is an active member for the board of WITF, Martin Library, Motter Printing Company, and Eastern York Dollars for Scholars. Mr. Capello has served on the Board of Trustees since the Company's initial public offering in January 1999. Mr. Capello is a graduate of the Stonier Graduate School of Banking at Rutgers University and holds an undergraduate degree with a major in Economics from the Pennsylvania State University.

     Everette G. Allen, Jr. is Chairman of and a senior partner in the law firm of Hirschler, Fleischer, Weinberg, Cox & Allen, P.C. in Richmond, Virginia. Mr. Allen concentrates his practice in litigation, real estate development, commercial disputes law, finance and debt restructuring and has been practicing at Hirschler, Fleischer since 1970. Mr. Allen was admitted to the Virginia State Bar in 1965. He served as Executive Editor of the Virginia Law Review from 1964 to 1965 and served as a Law Clerk to Fourth Circuit Judge Albert V. Bryan of the U.S. Court of Appeals during 1965 and 1966. He was a member of the Board of Trustees of Randolph-Macon College from 1988 to 1992 and a Trustee of the Virginia Student Aid Foundation from 1996 to 1999. Mr. Allen currently is a member of the American College of Trial Lawyers, a member of the Board of Trustees of Virginia Gas Company and a Trustee of the Metropolitan Richmond Sports Authority. Mr. Allen has served on the Board of Trustees since the Company's initial public offering in January 1999. Mr. Allen is a Phi Beta Kappa graduate of Randolph Macon College in 1962 and received his law degree from the University of Virginia in 1965.

     Mark R. Parthemer, Esq. is a partner in the law firm of McNees, Wallace & Nurick and Chair of its Asset Transfer & Federal Tax group. Mr. Parthemer concentrates his practice in business, tax and estate law, including business succession planning. Prior to joining McNees, Wallace & Nurick, Mr. Parthemer served as Special Counsel to Saul, Ewing, Remick & Saul LLP, another mid-size Harrisburg law firm and was a tax specialist at Coopers & Lybrand LLP (now Pricewaterhouse Coopers) beginning in 1985. Mr. Parthemer has also served two four-year terms as the First Assistant Solicitor of Dauphin County. He is a member of the Board of Keystone Area Council, Boy Scouts of America and The Vision Foundation, among others. Mr. Parthemer has served on the Board of Trustees since the Company's initial public offering in January 1999. Mr. Parthemer received his B.A. and B.S. degrees from Franklin and Marshall College and his J.D. law degree from The Dickinson School of Law/The Pennsylvania State University. He is admitted to practice in Pennsylvania, in the Federal District Court and before the United States Tax Court. He is a frequent lecturer and writes a monthly column for a national periodical.

                           OTHER EXECUTIVE OFFICERS

     Ashish R. Parikh joined the Company in 1999 as the Chief Financial Officer. Prior to joining Hersha Hospitality Trust, Mr. Parikh was an Assistant Vice President in the Mergers and Acquisition Group for Fleet Financial Group where he developed valuable expertise in numerous forms of capital raising activities including leveraged buyouts, bank syndications and venture financing. Mr. Parikh has also been employed by Tyco International Ltd. (diversified industrial conglomerate) and Ernst & Young LLP (accounting and consulting firm). Mr. Parikh received an MBA from New York University and a BBA from the University of Massachusetts at Amherst. Mr. Parikh is a licensed Certified Public Accountant.

     Kiran P. Patel has been a principal of Hersha Enterprises, Ltd. since 1993. Mr. Patel is currently the partner in charge of Hersha's Land Development and Business Services Divisions. Prior to joining Hersha Enterprises, Ltd., Mr. Patel was employed by AMP Incorporated (electrical component manufacturer), in Harrisburg, Pennsylvania. Mr. Patel serves on various Boards for community service organizations. Mr. Patel received a Bachelor of Science degree in Mechanical Engineering from M.S. University of India and obtained a Masters of Science degree in Industrial Engineering from the University of Texas in Arlington.

     Rajendra O. Gandhi was appointed as Treasurer by our board of trustees on February 12, 1999. Mr. Gandhi has been a principal of Hersha Enterprises, Ltd. since 1986. Mr. Gandhi currently serves (and has served since 1997) as President of Hersha Hotel Supply, Inc., which provides furnishings, case goods and interior furnishing materials to hotels and nursing homes in several states. Mr. Gandhi is a graduate of the University of Bombay, India and obtained an MBA degree from the University of West Palm Beach, Florida.

               COMMITTEES AND MEETINGS OF THE BOARD OF TRUSTEES

     Trustees' Meetings. The business of the Company is under the general management of its Board of Trustees as provided by the Company's Bylaws and the laws of Maryland. Our Board of Trustees consists of seven members, three of whom are independent. The Board of Trustees holds regular quarterly meetings during the Company's fiscal year. The Board of Trustees held four meetings during 2000. All trustees attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Trustees and (ii) the total number of meetings of all committees of the board on which the trustee then served.

     The Company presently has an Audit Committee, Nominating Committee and a Compensation Committee of its Board of Trustees. The Company may, from time to time, form other committees as circumstances warrant. Such committees have authority and responsibility as delegated by the Board of Trustees.

     Audit Committee. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Capello (Chairperson), Allen and Parthemer. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The audit committee met six times during 2000.

     Compensation Committee. The Compensation Committee consists of Messrs. Capello (Chairperson), Allen and Parthemer, all of whom are independent trustees. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's Option Plan. The Compensation Committee met and discussed relevant topics regarding compensation at the meetings of the Board of Trustees and did not schedule separate meetings during 2000.

     Nominating Committee. The Nominating Committee consists of Messrs. Shah, Capello and Downs. The Nominating Committee recommends candidates for election as trustees and in some cases the election of officers.

                           COMPENSATION OF TRUSTEES

     Each Trustee is paid $10,000 per year for those residing outside the Commonwealth of Pennsylvania and $7,500 per year for those residing in the Commonwealth of Pennsylvania, payable in quarterly installments. On February 25, 2000, an additional one-time payment of $5,000 was authorized to be paid to three of the non-affiliated trustees (the "Independent Trustees") for their efforts during 1999. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

     On the effective date of our initial public offering, our Independent Trustees received options to purchase the following Class B Common Shares at $6.00 per share: Mr. Allen, 30,000; Mr. Capello, 3,000; and Mr. Parthemer, 1,000. The options were granted under the Hersha Hospitality Trust Non-Employee Trustees' Option Plan (the "Trustees' Plan"), which may be amended by our board of trustees to provide for other awards, including awards to future independent trustees. Each such option became exercisable over each Trustee's initial term. Notwithstanding the foregoing, an option granted under the Trustees' Plan will be exercisable only if (1) we obtain a per share closing price on the Priority Common Shares of $9.00 for 20 consecutive trading days and (2) the per share closing price on the Priority Common Shares for the prior trading day was $9.00 or higher. Options issued under the Trustees' Plan are exercisable for five years from the date of grant.

     A Trustee's outstanding options will become fully exercisable if the Trustee ceases to serve on our Board of Trustees due to death or disability. All awards granted under the Trustees' Plan shall be subject to board or other approval sufficient to provide exempt status for such grants under Section 16 of the Securities Exchange Act of 1934, as that section and rules thereunder are in effect from time to time. No option may be granted under the Trustees' Plan more than 10 years after the date that our Board of Trustees approved the Plan. Our Board of Trustees may amend or terminate the Trustees' Plan at any time but an amendment will not become effective without shareholder approval if the amendment increases the number of shares that may be issued under the Trustees' Plan (other than equitable adjustments upon certain corporate transactions).

                            EXECUTIVE COMPENSATION

     Ashish R. Parikh, the chief financial officer of the Company, is paid a salary of $90,000 by our primary lessee, Hersha Hospitality Management, L.P. ("HHMLP"). The Company and HHMLP have entered into an Administrative Services Agreement to provide accounting and securities reporting services. The terms of the agreement provide for a fixed fee of $55,000 with an additional $10,000 per property (prorated from the time of acquisition) for each hotel added to the Company's portfolio. A portion of these fees, charged by HHMLP, are allocated to the services of Mr. Parikh.

     No other officers of the Company have received or are scheduled to receive any cash compensation from the Company other than the Trustee's fees for those officers who are trustees, provided, however, that the Chairman of the Board of Trustees shall be entitled to receive a salary of not more than $100,000 per year provided that the Priority Common Shares have a bid price of $9.00 per share or higher for 20 consecutive trading days and remains at or above $9.00 per share.

     The Company has a policy, which is subject to change at the sole discretion of the Board of Trustees, of paying no compensation to its executive officers or other employees. The following table summarizes the compensation paid or accrued by the Company during the year ended December 31, 2000 (1).

                            Annual Compensation                    Long Term Compensation
                            --------------------                   ----------------------
                                                                                 Securities
      Name and                                                Restricted         Underlying         All Other
 Principal Position      Year       Salary         Bonus      Share Award       Options/SAR        Compensation
--------------------     ----       ------         -----      -----------      --------------      ------------
Hasu P. Shah             2000      $      - (2)   $    -       $       -               -            $       -
  Chairman and Chief     1999             -            -               -          21,850(4)                 -
  Executive Officer

Ashish R. Parikh         2000      $ 55,000 (3)   $    -       $       -               -            $       -
  Chief Financial        1999        55,000            -               -               -                    -
  Officer

Kiran P. Patel           2000      $      -       $    -       $       -               -            $       -
  Secretary              1999             -            -               -          20,864(4)                 -

Rajendra O. Gandhi       2000      $      -       $    -       $       -               -            $       -
  Treasurer              1999             -            -               -          23,294(4)                 -

     (1)  The Company commenced operations on January 26, 1999.
     (2) Mr. Shah will be entitled to receive a salary of not more than $100,000 per year provided that the Priority Common Shares have a bid price of $9.00 per share or higher for 20 consecutive trading days and remain at or above $9.00 per share.
     (3) Of Mr. Parikh's $90,000 salary that is paid by the Lessee, $55,000 has been designated as related to the services provided per the terms of the Administrative Services Agreement between the Company and HHMLP. The terms of the agreement provide for a fixed fee of $55,000 with an additional $10,000 per property (prorated from the time of acquisition) for each hotel added to the Company's portfolio.
     (4) Granted at time of the Company's initial public offering pursuant to negotiations with the underwriter for the purpose of attracting and retaining executive officers of the Company and the Partnership.

                                 OPTION GRANTS


     There were no option grants to the Chief Executive Officer or the other executive officers of the Company during the last fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND YEAR-END OPTION VALUES

                                                                         Number of Unexercised             Value of Unexercised

                                                                               Options                    In-The Money Options at

                           Shares Acquired          Value                at Fiscal Year-End (1)             Fiscal Year-End (2)
                                                                  ------------------------------------------------------------------
           NAME             by exercise            Realized         Exercisable      Unexercisable     Exercisable    Unexercisable
           ----             -----------            --------         -----------     --------------     -----------    -------------
Hasu P. Shah                          -            $          -               -              21,850    $         -     $           -

Ashish R. Parikh                      -            $          -               -                   -    $         -     $           -

Kiran P. Patel                        -            $          -               -              20,864    $         -     $           -

Rajendra O. Gandhi                    -            $          -               -              23,294    $         -     $           -


(1)  Represents the number of shares subject to outstanding options.
(2) Based on a price of $5.56 per share, the closing price of the Company's Priority Common Shares on December 31, 2000.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Mr. Downs is Chairman of the Board for Anderson & Strudwick Investment Corporation, the parent company of Anderson & Strudwick, Inc., the underwriter of our initial public offering.

     Hasu P. Shah, Jay H. Shah, Neil H. Shah, Bharat C. Mehta, Kanti D. Patel, Rajendra O. Gandhi, Kiran P. Patel, David L. Desfor, Madhusudan I. Patni and Manhar Gandhi, (the "Hersha Affiliates") and the Partnership, the Company's primary operating partnership, have entered into an Option Agreement. Pursuant to the Option Agreement, the Partnership will have a two-year option to acquire any hotels acquired or developed by the Hersha Affiliates within 15 miles of any of the initial hotels or any subsequently acquired hotel. Of the eleven hotel properties purchased since the completion of the initial public offering, two of the hotel properties have been purchased under this Option Agreement. These hotels include the Holiday Inn Express & Suites, Harrisburg, and the Hampton Inn & Suites, Hershey, Pennsylvania. The Company purchased the Clarion Inn & Suites, Harrisburg, Pennsylvania from 2844 Associates, a Pennsylvania limited partnership owned by certain of the Hersha Affiliates, for $2.7 million on September 1, 1999. The Company financed this purchase through the assumption of $2.1 million of mortgage debt and the use of borrowings under the Company's line of credit. The Company purchased the Hampton Inn & Suites, Hershey, Pennsylvania from 3144 Associates, a Pennsylvania limited partnership owned by certain of the Hersha Affiliates, for $7.5 million effective January 1, 2000. The Company financed this purchase through the assumption of $5.5 million of mortgage debt and the use of borrowings under the Company's line of credit.

     The Company also acquired three other hotels from limited partnerships owned by the Hersha Affiliates during the fiscal year ended December 31, 2000. The Company purchased the Sleep Inn, Pittsburgh, Pennsylvania from 3744 Associates, a Pennsylvania limited partnership owned by certain of the Hersha Affiliates, for $5.5 million effective October 1, 2000. The Company financed this transaction through the assumption of mortgage debt of $3.8 million and the use of borrowings under the Company's line of credit. The Company purchased the Best Western, Indiana, Pennsylvania from 1844 Associates, a Pennsylvania limited partnership owned by certain of the Hersha Affiliates, for $2.2 million effective January 1, 2000. The Company financed this purchase through the assumption of $1.4 million of mortgage debt and the use of borrowings under the Company's line of credit. The Company purchased the Comfort Inn, McHenry, Maryland from 1544 Associates, a Pennsylvania limited partnership owned by certain of the Hersha Affiliates, for $1.8 million effective January 1, 2000. The Company financed this purchase through the assumption of $1.2 million of mortgage debt and the use of borrowings under the Company's line of credit.

     In conjunction with the initial public offering, we acquired the initial ten hotels and entered into percentage lease agreements with HHMLP. HHMLP is owned by Hasu P. Shah and certain of the Hersha Affiliates. We have acquired eleven properties subsequent to our public offering. We have entered into percentage leases relating to seventeen of the hotels with HHMLP. Each percentage lease with HHMLP will have an initial non-cancelable term of five years. All, but not less than all, of the percentage leases for these hotels may be extended for an additional five-year term at HHMLP's option. At the end of the first extended term, HHMLP, at its option, may extend some or all of the percentage leases for these hotels for an additional five-year term. Pursuant to the terms of the percentage leases, HHMLP is required to pay initial fixed rent, base rent or percentage rent and certain other additional charges and is entitled to all profits from the operations of the hotels after the payment of certain specified operating expenses.

     The Company has acquired eleven hotels for prices that will be adjusted at either December 31, 2000, 2001 or 2002. The purchase price adjustments are calculated by applying the initial pricing methodology to such hotels' cash flows as shown on our and the Lessee's audited financial statements. Utilizing this pricing methodology, the hotels' cash flows are adjusted for the year ended on the adjustment dates in order to calculate a value for the respective hotel based upon a 12% return criteria. All such adjustments must be approved by a majority of our independent trustees.

     If the repricing produces a higher aggregate value for such hotels, the Hersha Affiliates receive an additional number of Units that, when multiplied by the offering price, equals the increase in value plus the value of any distributions that would have been made with respect to such Units if such Units had been issued at the time of the acquisition of such hotels. If, however, the repricing produces a lower aggregate value for such hotels, the Hersha Affiliates forfeit to the Partnership that number of Units that, when multiplied by the offering price, equals the decrease in value plus the value of any distributions made with respect to such Units. Any adjustments arising from the issuance or forfeiture of shares will adjust the cost of the property acquired based on the fair value of the shares on the date of the adjustment.

     Utilizing this pricing methodology, as of January 1, 2000, we have issued 235,026 additional units for the Comfort Inn Riverfront, Harrisburg, Comfort Inn, Denver, and the Holiday Inn, Milesburg.

     The Hersha Affiliates and the independent trustees have revised the return criteria upon which the repricings are to occur. The revised pricing methodology has been established in order to ensure that the Company receives a minimum return of 11.5% and a maximum return of 12.5% based upon audited results for the property and the pre-established percentage lease formulas. Based upon unaudited results for the period ending December 31, 2000, the Partnership anticipates issuing additional units for the Hampton Inn, Carlisle, the Comfort Inn, West Hanover, the Holiday Inn Express, New Columbia and the Holiday Inn Express, Hershey.

     The Company leases a parcel of real estate adjacent to the Hampton Inn, Selinsgrove, Pennsylvania to Mr. Hasu P. Shah for a nominal amount per year. This parcel of land is not subdivided from the property and does not have its own private access way. The land has not been developed and in its current state is not believed to maintain significant value.

     The Company leases a parcel of real estate from Mr. Hasu P. Shah for an aggregate annual rental of $15,000. This land consists of the land upon which the Comfort Inn, Harrisburg is situated. Although a market rate has not been computed for these leases, the Company does benefit from this lease as it is a below market rate transaction.

     The Company paid to the Shah Law Firm, whose senior partner Mr. Jay H. Shah is the son of Mr. Hasu P. Shah, certain legal fees aggregating $199,000 during 2000. Of this amount, $174,000 was capitalized as settlement costs.

     The Company approved the lending of up to $3.0 million to the Hersha Affiliates to construct hotels and related improvements on specific hotel projects. As of December 31, 2000, the Hersha Affiliates owe us $0.8 million related to this borrowing. The Hersha Affiliates have borrowed this money from us at an interest rate of 12.0% per annum. Interest income from these advances was $96,000 for the year ended December 31, 2000.

                          THE AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Trustees (the "Audit Committee") is composed of three independent trustees and operates under a written charter adopted by the Board of Trustees, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee reviews audit fees and recommends to the Board of Trustees, subject to shareholder ratification, the selection of the Company's independent accountants. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report thereon to the Board of Trustees. In this context, the Audit Committee has met and held discussions with management and Moore Stephens, P.C., the Company's independent accountants.

     Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Moore Stephens.

     The Audit Committee has discussed with Moore Stephens the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the scope of the auditor's responsibilities, significant accounting adjustments and any disagreements with management.

     The Audit Committee also has received the written disclosures and the letter from Moore Stephens relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Moore Stephens that firm's independence from the Company.

     Based upon the Audit Committee's discussions with management and Moore Stephens and the Audit Committee's review of the representation of management and the report of Moore Stephens to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

     During the fiscal year ended December 31, 2000, Moore Stephens billed the Company the fees set forth below in connection with services rendered by that firm to the Company.

     Audit Fees. For professional services rendered by Moore Stephens for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Company's Quarterly Reports Form 10-Q for the fiscal year ended December 31, 2000, Moore Stephens billed the Company fees in the aggregate amount of $75,900.

     Financial Information Systems Design and Implementation Fees. For the fiscal year ended December 31, 2000, there were no fees billed by Moore Stephens for professional services rendered in connection with financial information systems design and implementation.

     All Other Fees. For professional services other than those described above rendered by Moore Stephens for the fiscal year ended December 31, 2000, Moore Stephens billed the Company fees in the aggregate amount of $9,000. There were no fees charged for services rendered in connection with the performance of internal audit procedures for the Company.

     The Audit Committee has considered whether the provision of services described above under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of Moore Stephens.


                              THE AUDIT COMMITTEE

                              Thomas S. Capello, Chairperson
                              Everette G. Allen, Jr.
                              Mark R. Parthemer

March 29, 2001

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Priority Class A Common Shares for the period from January 26, 1999 (commencement of operations) through December 31, 2000, with the cumulative total shareholder return for the Standard and Poor's 500 Stock Index and the Standard and Poor's Composite REIT Index for the same period, assuming $100 is invested in the Common Shares and each index and dividends are reinvested quarterly. The performance graph is not necessarily indicative of future investment performance.


                            HERSHA HOSPITALITY TRUST
                            TOTAL RETURN PERFORMANCE

                                (GRAPH OMITTED)

INDEX                            1/26/99 (1)       12/31/99     12/31/00
-----                            -----------       --------     --------
HERSHA HOSPITALITY TRUST               100.0           93.6        114.8
S&P COMPOSITE REIT INDEX               100.0           87.6        104.6
S&P 500 INDEX                          100.0          119.9        106.9

(1) The Company commenced operations on January 26, 1999.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Moore Stephens, P.C. serves as auditors for the Company and its subsidiaries and will continue to so serve until and unless changed by action of the Board of Trustees. A representative of Moore Stephens, P.C. is expected to be present at the Annual Meeting. This representative will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                       PROPOSALS FOR 2001 ANNUAL MEETING

     Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2001 annual meeting of shareholders must present such proposal to the Company at its principal office in New Cumberland, Pennsylvania not later than December 14, 2001, in order for the proposal to be considered for inclusion in the Company's proxy statement. The Company anticipates holding the 2002 annual meeting on May 25, 2002.

     The Company's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing not later than 120 days prior to the first anniversary of the preceeding year's annual meeting. As to each matter, the notice shall contain (i) a brief description of the business desired to be brought before the meeting and the reasons for addressing it at the annual meeting; (ii) any material interest of the shareholder in such business; (iii) the name and address of the shareholder; and (iv) the number of each class of securities that are owned beneficially and of record by the shareholder.

                                 OTHER MATTERS

     The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

     The Company will furnish to each beneficial owner of Priority Common Shares entitled to vote at the Annual Meeting, upon written request to Ashish Parikh, the Company's Chief Financial Officer, at 148 Sheraton Drive, Box A, New Cumberland, Pennsylvania 17070, Telephone (717) 770-2405, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including the financial statements and financial statement schedules filed by the Company with the SEC.


                                       BY ORDER OF THE BOARD OF TRUSTEES

                                       /s/ Kiran P. Patel

                                       KIRAN P. PATEL
                                       Secretary

April 13, 2001

                                                                      Appendix A

                            HERSHA HOSPITALITY TRUST

                            AUDIT COMMITTEE CHARTER

     The Audit Committee (the "Committee") of the Board of Trustees (the "Board") of Hersha Hospitality Trust (the "Company") will have the oversight responsibility, authority and specific duties as described below.

                                  COMPOSITION

     The Committee will be comprised of three trustees as determined by the Board. The members of the Committee will meet the independence and experience requirements of the American Stock Exchange. The members of the Committee will be elected annually at the meeting of the full Board held in May and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Committee.

                                 RESPONSIBILITY

     The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. The Committee will rely upon a management letter provided by the independent accountants in order to gauge management's effectiveness in implementing a satisfactory system of internal controls.

     In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

                                   AUTHORITY

     Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

                                    MEETINGS

     The Committee is to meet at least three times annually and as many additional times as the Committee deems necessary. Audit meetings to be conducted via telephone or video conference are considered acceptable. Content of the agenda for each meeting should be cleared by the Committee Chair.

     Committee members will strive to be present at all meetings or will strive to be present via telephone or video conference. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

                                SPECIFIC DUTIES

     In carrying out its oversight responsibilities, the Committee will:

     1. Request the independent auditors to furnish the applicable AMEX audit committee requirements; review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable AMEX Audit Committee Requirements.
     2. Review with the Company's management and independent accountants the Company's accounting and financial reporting controls. The Committee may elect to perform this review with the independent accountants in confidence.
     3. Review with the Company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting. The Committee may elect to perform this review with the independent accountants in confidence.
     4. Request the independent accountants to provide the factors considered in determining the scope of the audit.
     5. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee should receive a Management Letter in conjunction with each audit.
     6. Require receipt of the 10-Q and 10-K information five (5) business days and ten (10) business days prior to filing and released to shareholders.
     7. Request the independent auditors to provide information regarding the Statement of Auditing Standards (SAS) 61 as amended by SAS 90.
     8. Require that the Audit Committee report be included in the Proxy and filed with the SEC.
     9. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.
     10. Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as `material' or `serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.
     11. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

     12. As it deems appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the AMEX, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

PROXY                                                                      PROXY


                           HERSHA HOSPITALITY TRUST
                         New Cumberland, Pennsylvania

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 31, 2001

    The undersigned hereby appoints Thomas S. Capello and Ashish R. Parikh, or either of them, with full power of substitution in each, to vote all shares of the undersigned in Hersha Hospitality Trust, at the annual meeting of shareholders to be held May 31, 2001, and at any and all adjournments thereof.

1.  ELECTION OF TRUSTEES

          [_] FOR ALL   [_] WITHHOLD ALL    [_] FOR ALL EXCEPT

    Nominees: Hasu P. Shah, L. McCarthy Downs, III, K.D. Patel, Michael A. Leven

    (INSTRUCTION: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) in the space provided below.)

    ____________________________________________________________________________


2. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

    This Proxy is solicited on behalf of the Board of Trustees. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

                                   Dated _____________________, 2001


                                   __________________________________
                                   Signature
                                   Please sign name exactly as it appears on the share certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.


    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                              ENCLOSED ENVELOPE.